Exhibit 99.1

PHH CORPORATION ANNOUNCES SECOND QUARTER 2005 RESULTS
Net income was $18 million or $0.34 per basic share
Guidance remains unchanged

Mt. Laurel, N.J., August 12, 2005—PHH Corporation (NYSE: PHH) today announced results for the quarter ended June 30, 2005.

Net revenues for the quarter ended June 30, 2005 were $232 million, a decrease of 21% from net revenues of $292 million for the quarter ended June 30, 2004. Net income for the second quarter of 2005 was $18 million or $0.34 per basic share, down 75% from net income of $72 million or $1.36 per basic share for the comparable quarter last year. Income from continuing operations for the quarter of $18 million or $0.34 per basic share was down 53% when compared to income of $38 million or $0.72 per basic share for the quarter ended June 30, 2004.

The decrease in net revenues in the second quarter of 2005 compared to the second quarter of 2004 is primarily attributable to a $95 million decline in gain on sale of mortgage loans, net. This decrease is attributable to a 16% decline in the volume of loans sold resulting from heavy refinance activity in the second quarter of 2004, as well as the impact of lower margins on loans sold in the second quarter of 2005. Gain on sale margin for the second quarter of 2005 was 66 basis points and was impacted by industry-wide pricing pressure, as well as the following factors:

•
A $17 million loss resulting from our risk management activities related to interest rate lock commitments and mortgage loans held for sale. This loss was primarily due to declines in interest rates and widening ARM spreads during the second quarter of 2005. Approximately $6 million of this loss was related to timing differences associated with the application of SFAS No. 133, which is expected to benefit the third quarter of 2005.

•
A $16 million decrease in the initial value of capitalized servicing during the second quarter of 2005, as compared to the first quarter of 2005, which is attributable to a 21 basis point decrease in the initial capitalization rate of new loans during the second quarter resulting from the decline in interest rates as well as the continued flattening of the yield curve.

For the six months ended June 30, 2005, net revenues were $511 million compared to $512 million for the six months ended June 30, 2004. The net loss for the six months ended June 30, 2005, which included spin-off related expenses, was $232 million or a loss of $4.40 per basic share compared to net income for the comparable period last year of $95 million or $1.80 per basic share. Loss from continuing operations on a year to date basis, which also included the spin-off related expenses, was $231 million or a loss of $4.38 per basic share compared to income of $41 million or $0.78 per basic share for the same period last year.

Excluding spin-off related expenses of $280 million in the first quarter, pre-tax income from continuing operations for the six months ended June 30, 2005 would have been $100 million compared to pre-tax income from continuing operations of $71 million for the six months ended June 30, 2004. Management believes that it is useful to investors to present pre-tax income from continuing operations excluding spin-off related expenses because of the one-time nature of the spin-off.

Highlights for the Second Quarter of 2005
•	Fleet management pre-tax income increased to $26 million from $8 million in the second quarter of 2004

•	Average fleet leased vehicles were up 3% from the second quarter of 2004

•
Mortgage closing volume was $13.1 billion, up 39% from the first quarter of 2005; production market share increased to 1.7% from 1.45% in the first quarter as reported by Inside Mortgage Finance on July 29, 2005 (IMF)

•
The capture rate of originations in the Cendant Corporation (NYSE: CD) NRT offices increased to 18% in the quarter versus 16% for all of 2004 aided by the MyChoice ™ program which is the Company’s initiative to increase the number of mortgage advisors assigned to the NRT locations

•	There was a net gain of $5 million on mortgage servicing rights (MSR) risk management activities during the quarter despite a 56 basis point decline in the ten year treasury rate

•
The MSR valuation as of June 30, 2005 is at the low end of the Company’s peers, with a capitalization rate of 1.04% and a multiple of 3.2. This was primarily attributable to the flattening of the yield curve which is a component of the Company’s valuation model.

Mortgage Services Segment
For the second quarter of 2005, the mortgage services segment reported a pre-tax loss of $2 million which consisted of a $25 million loss from production and a $23 million profit from servicing.

Origination volume for the quarter was up 39% from the first quarter of 2005 compared to the industry increase in volume of 18.5% for the same period (as reported by IMF). Origination volume for the quarter was down 26% compared to the second quarter of 2004 which was primarily due to lower refinance activity and the loss of Fleet Bank and USAA as previously reported. Gain on sale of mortgage loans, net was down $95 million resulting primarily from lower volumes due to heavy industry-wide refinance volume in the second quarter of 2004 and lower margins in the second quarter of 2005.

Net contribution from servicing for the second quarter of 2005 was $23 million despite a 56 basis point drop in the ten year treasury rate and was aided by gains from risk management activities of $5 million. The average loan servicing portfolio for the quarter was $146 billion.

For the first six months of 2005, the mortgage services segment contributed $59 million of pre-tax income. Servicing contributed $110 million which more than offset losses in production of $51 million. Servicing was aided by positive results in MSR risk management activities of approximately $63 million.

Fleet Management Services Segment
For the second quarter of 2005, the fleet management services segment contributed $26 million to pre-tax income versus $8 million for the second quarter of 2004. Net revenues for the quarter were $67 million compared to $49 million for the second quarter of 2004. This $18 million increase was primarily the result of a $13 million increase in net finance income and a $4 million increase in fleet management fees. The increase in fleet management fees was due to unit count growth, higher transaction volumes, and higher subrogation recovery for clients. The net finance income increase was due to higher unit counts and the impact of spin-off related capital structure adjustments which reduced the relative amount of debt financing. These capital structure adjustments resulted in a $5 million benefit in the quarter relative to the second quarter of 2004.

For the first six months of 2005, the fleet management services segment contributed $42 million of pre-tax income, an increase of $24 million or 133% from the comparable period of last year. Net revenues for the six months ended June 30, 2005 increased 32% compared to the same period in 2004. Fleet management fees were up due to increases in all major product lines, higher transaction volumes, and higher subrogation recovery for clients. Net finance income increased due to higher unit counts and total lease billings due in part to higher interest rates on the floating rate lease portfolio as well as the inclusion of revenues from the First Fleet acquisition for the full six months compared to four months for the first half of 2004.

Management Comments
Terry Edwards, president and chief executive officer commented, “We are very proud of the efforts of all our employees. Within the mortgage services segment, growth of market share from the first quarter to the second shows that we have put the 2004 market share losses behind us. Our focus is now on improving profitability. Our fleet management services segment continued to increase its key unit counts and maintained high client satisfaction while growing pre-tax earnings from $8 million to $26 million for the quarter.”

He continued, “While we continue to be concerned about pricing within the mortgage industry our guidance for 2005 remains unchanged at a range of $170 to $190 million of pre-tax income after minority interest, excluding spin-off related items, or a range of $1.90 to $2.13 basic earnings per share.”

Non-GAAP Financial Measures
This press release contains certain financial measures related to the spin-off which are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). Management believes that it is useful to investors to present pre-tax income from continuing operations excluding spin-off related expenses because of the one-time, non-recurring nature of the spin-off. A reconciliation of pre-tax income from continuing operations, excluding spin-off related expenses is shown in the reconciliation table attached to this press release. These non-GAAP financial measures should not be viewed as a substitute for the comparable GAAP financial measures.

The Company will conduct a conference call for investors on Friday morning, August 12 at 11:00 a.m. eastern daylight time. Interested investors can access the conference call by dialing 1-800-289-0730 or 1-913-981-5509, pass code 9464550 ten minutes prior to the start time. The conference call will also be broadcast on the company’s website at www.phh.com. A replay will be available after the call for approximately two weeks by dialing 1-888-203-1112 or 1-719-457-0820, pass code 9464550, or by logging on to the company’s website.

About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is the second-largest fleet management services provider in the United States and Canada2. For additional information about the company and its subsidiaries please visit our website at www.phh.com.

1 Inside Mortgage Finance, May 2005
2 Automotive Fleet Fact Book, June 2005

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. For example, our expectations regarding results of our risk management activities in the third quarter and Mr. Edwards’ statement as to guidance for 2005 are forward-looking statements.

You should consider the areas of risk described under the heading “Forward Looking Statements” in our periodic reports under the Securities Exchange Act of 1934 as amended, and those risk factors included as Exhibit 99 thereto titled “Risk Factors Affecting our Business and Future Results,”  in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

###

Contact Information:
Investors:	Media:
Nancy R. Kyle	Karen McCallson
856-917-4268	856-917-0308

PHH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues
Mortgage fees	$51	$68	$95	$120
Fleet management fees	38	34	75	67
Net fee income	89	102	170	187
Gain on sale of mortgage loans, net	57	152	116	218
Fleet lease income	374	345	740	655
Depreciation on operating leases	(319)	(309)	(638)	(589)
Mortgage interest income	70	70	120	122
Interest expense	(78)	(56)	(146)	(107)
Net finance income	47	50	76	81
Loan servicing income	118	121	244	241
Amortization and valuation adjustments related to mortgage servicing rights, net	(84)	(142)	(104)	(235)
Net loan servicing income	34	(21)	140	6
Other income	5	9	9	20
Net revenues	232	292	511	512
Expenses
Salaries and related expenses	108	110	205	208
Occupancy and other office expenses	20	22	41	42
Depreciation and amortization	10	11	20	21
Other operating expenses	70	84	145	170
Spin-Off related expenses
Goodwill impairment	—	—	239	—
Other	—	—	41	—
Total expenses	208	227	691	441
Income (loss) from continuing operations before income taxes	24	65	(180)	71
Provision for income taxes	6	27	51	30
Income (loss) from continuing operations	18	38	(231)	41
Income (loss) from discontinued operations, net of income taxes of $0, $21, $0 and $34	—	34	(1)	54
Net income (loss)	$18	$72	$(232)	$95
Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.34	$0.72	$(4.38)	$0.78
Income (loss) from discontinued operations	—	0.64	(0.02)	1.02
Net income (loss)	$0.34	$1.36	$(4.40)	$1.80
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.34	$0.71	$(4.38)	$0.77
Income (loss) from discontinued operations	—	0.63	(0.02)	1.01
Net income (loss)	$0.34	$1.34	$(4.40)	$1.78
Weighted average common shares outstanding:
Basic	52.788	52.684	52.703	52.684
Diluted	53.478	53.181	52.703	53.181

PHH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except share data)

	June 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$52	$257
Restricted cash	480	854
Mortgage loans held for sale, net	3,091	1,981
Accounts receivable, net	336	361
Net investment in fleet leases	3,963	3,765
Mortgage servicing rights, net	1,428	1,608
Investment securities	44	47
Property, plant and equipment, net	86	98
Goodwill	58	512
Other assets	343	532
Assets of discontinued operations	—	1,650
Total assets	$9,881	$11,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$436	$428
Debt	6,911	6,494
Deferred income taxes	766	720
Other liabilities	316	414
Liabilities of discontinued operations	—	1,389
Total liabilities	8,429	9,445
Commitments and contingencies	—	—
Total stockholders’ equity	1,452	2,220
Total liabilities and stockholders’ equity	$9,881	$11,665

PHH CORPORATION AND SUBSIDIARIES
CONSOLIDATING SEGMENT RESULTS
(Unaudited)
(In millions)

	Three Months Ended June 30,
	2005		2004
	Net Revenues	(Loss) Income From Continuing Operations Before Taxes	Net Revenues	Income From Continuing Operations Before Taxes

Mortgage Services	$165	$(2)	$243	$57
Fleet Management Services	67	26	49	8
Total reportable segments	232	24	292	65
Other	—	—	—	—
Total Company	$232	$24	$292	$65

	Six Months Ended June 30,
	2005		2004
	Net Revenues	Income (Loss) From Continuing Operations Before Taxes	Net Revenues	Income (Loss) From Continuing Operations Before Taxes

Mortgage Services	$387	$59	$418	$56
Fleet Management Services	124	42	94	18
Total reportable segments	511	101	512	74
Other (1)	—	(281)	—	(3)
Total Company	$511	$(180)	$512	$71

(1) Expenses reported under the heading Other for the six months ended June 30, 2005 are primarily spin-off related expenses, including a goodwill impairment charge of $239 million for the Fleet Management Services segment.

PHH CORPORATION AND SUBSIDIARIES
MORTGAGE SERVICES SEGMENT RESULTS
(Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Loans closed to be sold	$9,677	$11,838	$16,492	$19,027
Fee-based closings	3,413	5,795	6,013	9,857
Total closings	$13,090	$17,633	$22,505	$28,884
Purchase closings	$9,208	$10,692	$15,366	$17,476
Refinance closings	3,882	6,941	7,139	11,408
Total closings	$13,090	$17,633	$22,505	$28,884
Loans sold	$8,681	$10,395	$15,097	$17,033
Average loan servicing portfolio	$146,244	$142,076	$146,120	$140,719

Mortgage fees	$51	$68	$95	$120

Gain on sale of mortgage loans, net	57	152	116	218

Mortgage interest income	70	70	120	122
Interest expense	(47)	(31)	(85)	(61)
Net finance income	23	39	35	61

Loan servicing income	118	121	244	241
Amortization and valuation adjustments related to MSRs, net:
Amortization of MSRs	(111)	(85)	(217)	(157)
(Provision for) recovery of impairment of MSRs	(252)	284	(138)	92
Net derivative gain (loss) related to MSRs	279	(341)	251	(170)
	(84)	(142)	(104)	(235)
Net loan servicing income	34	(21)	140	6

Other income	—	5	1	13

Net revenues	165	243	387	418

Salaries and related expenses	83	87	157	166
Occupancy and other office expenses	14	17	31	33
Depreciation and amortization	7	8	14	15
Other operating expenses	63	74	126	148
Total expenses	167	186	328	362
(Loss) income before income taxes	$(2)	$57	$59	$56

Net contribution from production	$(25)	$101	$(51)	$92
Net contribution from servicing	23	(44)	110	(36)
(Loss) income before income taxes	$(2)	$57	$59	$56

PHH CORPORATION AND SUBSIDIARIES
FLEET MANAGEMENT SERVICES SEGMENT RESULTS
(Unaudited)

	Average for the Three Months		Average for the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Leased vehicles	324,037	316,095	322,878	314,833
Maintenance cards	338,272	332,776	336,673	329,210
Fuel cards	321,422	297,219	319,332	295,116
Accident management vehicles	330,884	312,896	330,417	304,938

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(In millions)
Fleet management fees	$38	$34	$75	$67
Fleet lease income	374	345	740	655
Depreciation on operating leases	(319)	(309)	(638)	(589)
Interest expense	(31)	(25)	(61)	(46)
Net finance income	24	11	41	20
Other income	5	4	8	7
Net revenues	67	49	124	94
Salaries and related expenses	24	21	45	40
Occupancy and other office expenses	6	5	10	9
Depreciation and amortization	3	3	6	6
Other operating expenses	8	12	21	21
Total expenses	41	41	82	76
Income before income taxes	$26	$8	$42	$18

PHH CORPORATION AND SUBSIDIARIES
MORTGAGE LOAN SERVICING PORTFOLIO
(Unaudited)

Portfolio Composition

	June 30,
	2005	2004
	(In millions)
Owned servicing portfolio	$141,446	$137,497
Subserviced portfolio	5,211	6,873
Total servicing portfolio	$146,657	$144,370
Fixed rate	$83,033	$83,959
Adjustable rate	63,624	60,411
Total servicing portfolio	$146,657	$144,370
Conventional loans	$135,269	$132,576
Government loans (FHA/VA)	7,301	8,531
Home equity lines of credit	4,087	3,263
Total servicing portfolio	$146,657	$144,370
Weighted-average note rate (1)	5.6%	5.2%

Portfolio Delinquency (1)

	June 30,
	2005		2004
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
30 days	1.87%	1.47%	1.84%	1.38%
60 days	0.35%	0.24%	0.39%	0.27%
90 or more days	0.38%	0.24%	0.44%	0.28%
Total delinquency	2.60%	1.95%	2.67%	1.93%
Foreclosure/Real estate owned/Bankruptcies	0.96%	0.56%	1.04%	0.64%

__________
(1) Excludes certain home equity loans subserviced for others. These amounts were approximately $2.5 billion and $2.4 billion as of June 30, 2005 and 2004, respectively.

PHH CORPORATION AND SUBSIDIARIES
COMPONENTS OF NET GAIN (LOSS) ON MSRs RISK MANAGEMENT ACTIVITIES
(Unaudited)
(In millions)

	Three Months Ended June 30,
	2005	2004

Net derivative gain (loss) related to MSRs	$279	$(341)
(Provision for) recovery of impairment of MSRs	(252)	284
Application of amortization rate to the valuation allowance	(22)	(24)
Net gain (loss) on MSRs risk management activities	$5	$(81)

	Six Months Ended June 30,
	2005	2004

Net derivative gain (loss) related to MSRs	$251	$(170)
(Provision for) recovery of impairment of MSRs	(138)	92
Application of amortization rate to the valuation allowance	(50)	(37)
Net gain (loss) on MSRs risk management activities	$63	$(115)

PHH CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(Unaudited)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company is providing an additional measure of operating results excluding certain expenses. The Company believes that this non-GAAP financial measure is useful to investors because of the one-time, non-recurring nature of the spin-off. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP follows.

Pre-tax income from continuing operations, excluding spin-off related expenses:

The calculation of pre-tax income from continuing operations, excluding spin-off related expenses, for the six months ended June 30, 2005 and 2004, follows:

	Six Months Ended June 30,
	2005	2004
	(In millions)
(Loss) income from continuing operations before income taxes	$(180)	$71
Excluding spin-off related expenses:
Goodwill impairment	239	—
Other	41	—
Income from continuing operations before income taxes, excluding spin-off related expenses	$100	$71